Exhibit 10.2

EXECUTION

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of October 11, 2005 (this “Merger Agreement”), is between J. Crew Intermediate LLC, a Delaware limited liability company (“Merged Company”), and J. Crew Group, Inc., a Delaware corporation (“Surviving Corporation”).

W I T N E S S E T H:

WHEREAS, the stockholders and the Board of Directors of Surviving Corporation and the sole member and the Board of Directors of the Merged Company approve and deem it advisable that Merged Company and Surviving Corporation, respectively, consummate the Merger (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements contained in this Merger Agreement, the parties to this Merger Agreement hereby agree that Merged Company shall be merged (the “Merger”) with and into Surviving Corporation in accordance with applicable laws and upon the terms and subject to the conditions set forth as follows:

1. The Merger. At such time agreed between Merged Company and Surviving Corporation a certificate of merger evidencing the Merger shall be filed with the Office of the Secretary of State of Delaware pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Company Act. The certificate of Merger shall specify that the Merger shall become effective on the date and at the time of filing or at such later date and time as specified therein (the “Effective Time”). At the Effective Time, Merged Company shall be merged with and into Surviving Corporation and Surviving Corporation shall continue as the surviving corporation and its name shall remain J. Crew Group, Inc.

2. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of Surviving Corporation in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and By-laws, respectively, of Surviving Corporation, as the surviving corporation, after the Effective Time, until amended as provided by law.

3. Officers and Directors. From and after the Effective Time and until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected or appointed and qualified, those persons who are the officers and directors of Surviving Corporation immediately prior to the Effective Time shall be the officers and directors of Surviving Corporation.

4. Effect of the Merger.

4.1 All assets, rights, privileges, immunities, powers, franchises and interests of Merged Company in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Time, shall pass and be transferred to and vest in Surviving Corporation, as the surviving corporation, by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer, and all such interests of Surviving Corporation as they exist as of the Effective Time shall remain with Surviving Corporation upon consummation of the Merger. The corporate existence of Surviving Corporation shall continue unaffected and unimpaired upon consummation of the Merger and the separate corporate existence of Merged Company shall cease at and as of the Effective Time.

4.2 From and after the Effective Time, Surviving Corporation, as the surviving corporation, shall be responsible and liable for all of the liabilities and obligations of Surviving Corporation and Merged Company existing as of the Effective Time. Any claim existing or action or proceeding pending by or against Surviving Corporation or Merged Company at the Effective Time may, thereafter, be prosecuted by or against Surviving Corporation, as the surviving corporation, as if the Merger had not taken place or, in connection with any such action or proceeding to which Merged Company is a party, Surviving Corporation, as the surviving corporation, may be substituted in place of Merged Company. Neither the rights of creditors nor any liens upon the property of either Surviving Corporation or Merged Company shall be impaired by reason of the Merger.

5. Effect of Merger on Outstanding Shares and Membership Interest.

5.1 Surviving Corporation. Each share of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding from and after the Effective Time.

5.2 Merged Company. At the Effective Time, by virtue of the Merger and without any action on the part of the sole member of the Merged Company, the membership interest of the Merged Company shall be cancelled and no consideration shall be issued or paid with respect thereto.

6. Further Assurances. From time to time after the Effective Time, as and when requested by Surviving Corporation, and to the extent permitted by law, the former officers and directors of Merged Company and Surviving Corporation shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to consummate the Merger, vest or perfect in or to confirm of record or otherwise to Surviving Corporation, as the surviving corporation, title to, and possession of, all of the assets, rights, privileges, immunities, powers, franchises and interests of Merged Company and Surviving Corporation in and to every type of property (real, personal and mixed) and choses in action, and otherwise to carry out the purposes of this Merger Agreement, and the proper officers and directors of Surviving Corporation, as the surviving corporation, are fully authorized to take any and all such action in the name of Merged Company or Surviving Corporation or otherwise.

7. Termination and Amendment. Prior to the Effective Time, this Merger Agreement may be terminated or amended by the mutual consent of the Boards of Directors of Merged Company and Surviving Corporation.

8. Counterparts. This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

9. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

J. CREW INTERMEDIATE LLC

By	/s/ Arlene S. Hong
Name:	Arlene S. Hong
Title:	Senior Vice President and General Counsel

J. CREW GROUP, INC.

By	/s/ Arlene S. Hong
Name:	Arlene S. Hong
Title:	Senior Vice President and General Counsel

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